 Exhibit 99.1

Investor Relations
712.732.4117

Meta Financial Group, Inc. ® Reports 2011 Fiscal Year End and Fourth Quarter Results

Fiscal net income of $4.6 million; Fourth quarter net income of $2.2. million

Storm Lake, Iowa – December 19, 2011, Meta Financial Group, Inc. ® (the “Company”) (NASDAQ: CASH)

Highlights for the fiscal year and fourth quarter ended September 30, 2011

●
Meta Financial Group (MFG) reported fiscal 2011 earnings of $4.6 million versus $12.4 million in fiscal 2010.  Core Earnings, defined below, were $11.7 million in fiscal 2011 compared to $2.2 million in fiscal 2010.  Fourth quarter net income of $2.2 million versus net income of $2.5 million in the 2010 fourth quarter.  Core Earnings were $3.5 million in the fourth quarter of fiscal 2011 as compared $0.9 million in fiscal 2010.

●
Recorded charges of $1.6 million, in the fourth quarter, ($0.9 million after taxes or 29 cents per share), related to settlement of a previously disclosed class action lawsuit related to purported sale of certificates of deposit.

●	The Meta Payment Systems (MPS) segment reported:

–	Fiscal 2011 net income of $3.9 million compared to $12.6 million for 2010

–	2011 fourth quarter net income of $2.1 million compared to net income of $2.3 million in 2010

●	The Retail Bank segment reported:

–	Fiscal 2011 net income of $0.9 million compared to net income of $0.6 million for 2010

–	2011 fourth quarter loss of $0.1 million compared to net income of $0.5 million in 2010

●	Non-performing assets were 1.24% of total assets compared to 0.94% at September 30, 2010 with continuing favorable comparison to industry averages of almost 3.0%

●
At fiscal year end, MetaBank met all requirements to be well-capitalized under federal regulations.  MetaBank’s total risk-based capital ratio was 20.1% compared to the 10% requirement, its Tier 1 (core) capital to adjusted total assets was 6.4% compared to the 5% requirement, and its Tier 1 (core) capital to risk-weighted assets was 19.0% compared to the 6% requirement.  Importantly, MetaBank’s average Tier 1 (core) capital to adjusted total assets ratio was 7.3%.

●	MPS’s September 2011 average deposits increased by $140 million, or 22%, as compared to September 2010

Meta Financial Group reported net income for the 2011 fiscal fourth quarter of $2.2 million, or 70 cents per diluted share, compared to earnings of $2.5 million, or 74 cents per diluted share, for the prior year period.  Core earnings were $3.5 million compared to $0.9 million in the same fiscal 2010 quarter.  For purposes of this comparison, core earnings excludes from both periods the iAdvance, tax loan and tax refund programs which were discontinued in October 2010, payments related to previously disclosed OTS administrative actions related to the iAdvance program, as well as higher legal and consulting expenses incurred as a result of regulatory matters.  Last, core earnings also excludes the settlement of a class action lawsuit.

Net income for the fiscal year ended September 30, 2011 was $4.6 million, or $1.49 per diluted share, compared to $12.4 million, or $4.11 per diluted share, for the prior year period.  Core Earnings, as defined above and the calculation of which is shown in the table below, were $11.7 million compared to $2.2 million for the comparable period in fiscal 2010.  MetaBank remains a well-capitalized institution under federal bank regulatory guidelines.

Management believes that a presentation of Core Earnings provides a meaningful comparison between periods by excluding certain earnings and expenses of the discontinued MPS product lines, settlement charges of related regulatory actions and settlement charges from the class action lawsuit expensed during the fiscal year ended September 30, 2011.  Management has defined Core Earnings for MFG as Net Income per Generally Accepted Accounting Principles, adjusted for regulatory enforcement assessments, the goodwill write off, legal and consulting expenses related to OTS regulatory matters, the impact of discontinuing the iAdvance and tax products programs and lastly the impact of the class action settlement related to certificates of deposit.

Calculation of Core Earnings	Three Months Ended		Fiscal Year Ended
(Dollars in Millions)	9/30/11	9/30/10	9/30/11	9/30/10

Net Income –Per Statement of Operations	$2.2	$2.5	$4.6	$12.4

Adjustments
iAdvance Remuneration	-	-	4.8	-
Civil Money Penalty Assessment	-	-	0.4	-
Tax Programs and iAdvance	0.1	(2.5)	0.2	(16.3)
Legal and Consulting Related to OTS Matters	0.3	-	1.8	-
Class Action Settlement	1.6	-	1.6	-
Goodwill Write Off	-	-	1.5	-

Impact of Taxes	(0.7)	0.9	(3.2)	6.1

Core Earnings	$3.5	$0.9	$11.7	$2.2

President and Chief Executive Officer J. Tyler Haahr commented, “We are pleased to report profitable results for the fourth quarter and for the year ended September 30, 2011.  Our net income for the year just ended was the second best in the history of our company.  Moreover, the positive earnings were produced by both our MPS and Retail Bank segments, despite the adversity of a challenging economy, a significant monetary settlement of civil litigation and administrative enforcement matters as well as related costs, and the write down of goodwill.  Despite a challenging economy, our asset quality levels continue to be substantially better than industry averages which is very gratifying and is further reflected in our lower loan loss provision expense level.  Lastly, we continue to work with our new regulatory authority, the Office of the Comptroller of the Currency (OCC) to improve our operations and compliance functions, and we believe that we have made substantial progress.” Haahr concluded.

Summary Financial Data *	Three Months Ended			Year Ended
	9/30/11	6/30/11	9/30/10	9/30/11	9/30/10
Net interest income – millions	$8.8	$8.8	$8.1	$34.3	$33.1
Non-interest income – millions	14.0	8.7	19.0	57.5	97.4

Net income (loss) – millions	2.2	(1.0)	2.5	4.6	12.4
Diluted earnings(loss) per share	0.70	(0.33)	0.74	1.49	4.11

Net interest margin	3.30%	3.29%	3.28%	3.21%	3.43%
Non-performing assets - % of total assets	1.24%	1.53%	0.94%	1.24%	0.94%

*  See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue
Total revenue (interest income plus non-interest income) for the 2011 fourth quarter was $23.9 million compared to $28.4 million for the same quarter last year.  The revenue decline in this quarter was driven by decreased MPS fee revenue of $5.1 million associated primarily with the previously disclosed discontinuance of the iAdvance and certain income tax-related programs described above.

Interest income increased by $0.4 million, or 4%, primarily resulting from an increase in average interest-earning assets of $76 million which was partially offset by a decrease in asset yields of 14 basis points.

Total revenue for the fiscal year ended September 30, 2011 was $96.6 million compared to $136.5 million in 2010, a decrease of $39.9 million or 29% due to the aforementioned program terminations.

Net Interest Income
Net interest income for the fiscal 2011 fourth quarter was $8.8 million, up $0.7 million, or 8%, from the same quarter last year.  Net interest margin increased from 3.28% in the 2010 fourth quarter to 3.30% with interest earning assets increasing in the current year period.  Overall, asset yields declined by 14 basis points due both to a lower interest rate environment and to an ongoing shift in our asset mix to more government guaranteed mortgage-backed securities (MBS).  MBS comprise 54% of average interest earning assets compared to 49% one year ago.

Net interest income for the fiscal year ended September 30, 2011 was $34.3 million, up $1.2 million or 4% higher than 2010.  The Company’s average earning assets increased $104.4 million, or 10.8%, to $1.1 billion during fiscal year 2011 from $964.6 million during fiscal year 2010.  The increase primarily came from the increase in the Company’s mortgage-backed securities portfolio.  The increase in average earning assets was restrained by overall asset yields that decreased by 40 basis points because of a change in the mix of earning assets, to more investment securities and fewer loans. Additionally, the prior fiscal year also included the effect of tax-related loans which were not present in the current fiscal year.  Contributing to this increase was an 11 basis point decrease in rates paid on interest-bearing liabilities, an increase of $147.7 million in non costing deposits, a reduction of $48.2 million in the average balances of interest-bearing liabilities, and an 11% increase in earning assets.

Overall, cost of funds for all deposits and borrowings decreased by 17 basis points to 0.42% during the 2011 fourth quarter from 0.59% in the 2010 fourth quarter.  As of September 30, 2011, low- and no-cost checking deposits represented 89% of total deposits compared to 83% one year earlier.  This increase came primarily by growth in deposits from existing MPS programs as compared to one year earlier.

The Company’s average interest-earning assets for the 2011 fourth quarter grew by $76.3 million, or 8%, to $1.06 billion, up from $981.1 million during the same quarter last year.  This primarily reflects the increase in the Company’s securities portfolio as the Company’s average loan portfolio balance decreased by $56.7 million.

The Company’s average total deposits and interest-bearing liabilities for the 2011 fourth quarter increased $71.7 million, or 8%, to $1.02 billion from $948.4 million for the same quarter last year.  This increase resulted primarily from an increase in MPS non-interest bearing deposits.

Non-Interest Income
2011 fourth quarter non-interest income of $14.0 million decreased $5.0 million, or 26%, from the same quarter in 2010.  This was primarily because MPS fee income declined by $5.2 million, or 28%, primarily due to the discontinuance of iAdvance and certain income tax-related programs.  iAdvance was discontinued in mid-October 2010 and there were no income tax loan or refund transfer-related programs in the fiscal 2011 fourth quarter as had been the case in the prior comparable period.

Non-interest income of $57.5 million for the fiscal year ended September 30, 2011 decreased $39.9 million, or 41%, over the same period in the prior year.  MPS fee income declined by $39.3 million, or 42%, due primarily to the same factors mentioned above.

Non-Interest Expense
Non-interest expense decreased $3.0 million, or 14%, to $19.1 million for the 2011 fourth quarter as compared to the same period in fiscal 2010.  Card processing expense was $4.3 million lower as a result of the absence of the aforementioned iAdvance and certain income tax-related programs.  Compensation expense was $7.3 million for the 2011 fourth quarter, improving $0.2 million, or 2%, from the same period in 2010.  Overall staffing is 6% lower than September 2010 due to the on-going focus to further streamline operations at both the Retail Bank and MPS.  Partially offsetting these improvements was the settlement of the previously disclosed class action related to purported sales of certificates of deposit for $1.6 million during the quarter.

Fiscal year 2011 non-interest expense decreased by $11.6 million, or 12%, to $83.3 million.  Card processing expenses decreased 39% to $23.3 million, and personnel costs decreased by 6% to $30.5 million which were partially offset by higher legal and consulting expenses related to administrative enforcement matters of $1.8 million, the $1.5 million write off of goodwill in the first quarter of fiscal 2011, and $1.6 million expenses related to the settlement of the class action lawsuit discussed above.

Credit Quality
Non-performing assets at September 30, 2011 were $15.9 million, up $6.2 million and representing 1.24% of total assets, compared to $9.7 million and 0.94% at September 30, 2010 and down from 2.4% at June 30, 2009.  There were no non-performing assets within the MPS segment at September 30, 2011.  Retail Bank non-performing loans totaled $13.2 million at September 30, 2011, representing 4.1% of total loans, compared to $8.3 million, or 2.2% of total loans at September 30, 2010.  Three commercial relationships totaling $9.6 million account for the increase from September 30, 2010 and were partially offset by improvements in other loans.

Foreclosed real estate and repossessed assets increased to $2.7 million as compared to $1.3 million at September 30, 2010 primarily due to the Company foreclosing on a $2.0 million agricultural relationship in the quarter ending June 30, 2011 which was partially offset by the write-down and sale of foreclosed real estate and repossessed assets.  This agricultural relationship was in the non-performing loan category of the Company at September 30, 2010.  The Company expects no loss with respect to this credit.

Loans
Total loans, net of allowance for loan losses, decreased $51.6 million, or 14.1%, to $314.4 million at September 30, 2011 as compared to September 30, 2010.  All loan categories decreased due to broadly lower demand in the Company’s markets, a reduction in purchased loans, and increased repayment and prepayment speeds given the lower interest rate environment.  However, loan balances increased in the fourth quarter of fiscal 2011 and are expected to continue to increase in the coming year.

In addition, the allowance for loan losses decreased $0.3 million to $4.9 million,  or 1.54%, at September 30, 2011 compared to September 30, 2010, to $5.2 million, or 1.41% of total loans.

Deposits and Other Liabilities
Total average MPS-generated deposits were up $139.7 million, or 22%, for September 30, 2011, as compared to September 30, 2010.  This increase results mostly from growth in existing core prepaid card programs over the course of the year.  Retail bank average checking balances were up $1.2 million, or 2%, in September 2011, as compared to one year ago.  The Company decreased its advances and other borrowings by $11.8 million during the fiscal year ended September 30, 2011 due primarily to a $10.0 million advance maturing in September 2011.

Business Segment Performance
Meta Payment Systems
For the 2011 fourth quarter, MPS recorded net income of $2.1 million, or 66 cents per diluted share, as compared to net income of $2.3 million, or 72 cents per diluted share for the same period last year.

MPS 2011 fourth quarter revenue decreased by 24.7%, from $20.9 million in fiscal 2010 to $15.8 million in 2011. The revenue and income declines in this quarter were due primarily to the aforementioned discontinuance of the iAdvance and certain income tax-related programs.  The average transfer pricing yield MPS received for its deposits was 1.44% in 2010 and 1.37% in the 2011 period.  Non-interest income for the quarter decreased from $18.3 million in fiscal 2010 to $12.9 million, or 29%, in 2011, again due to the previously discussed factors.

Loan loss provision expense decreased by $0.4 million over the prior year quarter due to the program discontinuances previously mentioned.

2011 fourth quarter non-interest expenses decreased by $4.4 million, or 31%, tracking volume-related decreases in direct program support costs of $4.0 million and a reduction in compensation and benefits expense of $0.5 million.

Retail Banking
The Retail Banking segment recorded a net loss of $0.1 million, or 3 cents per diluted share, for the fourth quarter of fiscal year 2011, compared to net income of $0.5 million, or 16 cents per diluted share in 2010.

2011 fourth quarter results were impacted by a decrease in provision for loan losses of $0.4 million and an increase in net interest income of $0.3 million.  This was more than offset by the expense related to the settlement of the class action, which resulted in an additional $1.6 million of expense for the fourth quarter of fiscal 2011.

Capital Ratios
At September 30, 2011, MetaBank exceeds federal regulatory requirements to remain classified as a well-capitalized institution under applicable regulations.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 6.4% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 20.1% compared to the requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 19.0% compared to the requirement of 6.0%.  Importantly, MetaBank’s average Tier 1 (core) capital to adjusted total assets ratio was 7.3%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (“Meta Financial” or the “Company”) is the holding company for its wholly-owned subsidiary MetaBankTM (the “Bank” or “MetaBank”).  MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank (the "Bank") or Meta Payment Systems ("MPS), a division of the Bank ; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our new regulators, the Office of the Comptroller of the Currency and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving  MPS ; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	September 30, 2011	September 30, 2010
Assets
Cash and cash equivalents	$276,893	$87,503
Investments and mortgage-backed securities	619,248	506,852
Loans receivable, net	314,410	366,045
Other assets	64,930	69,366
Total assets	$1,275,481	$1,029,766

Liabilities
Deposits	$1,141,620	$897,454
Other borrowings	29,365	41,214
Other liabilities	23,919	19,054
Total liabilities	1,194,904	957,722

Stockholders' equity	80,577	72,044
Total liabilities and stockholders' equity	$1,275,481	$1,029,766

Consolidated Statements of Income

	For the 3 Months Ended September 30:		For the Year Ended September 30:
(Dollars In Thousands, Except Share and Per Share Data)	2011	2010	2011	2010

Interest income	$9,879	$9,522	$39,059	$39,083
Interest expense	1,089	1,410	4,747	5,993
Net interest income	8,790	8,112	34,312	33,090
Provision for loan losses	253	1,013	278	15,791

Net interest income after provision for loan losses	8,537	7,099	34,034	17,299
Non-interest income	14,007	18,977	57,491	97,444
Non-interest expense	19,081	22,102	83,262	94,930

Income before income tax expense	3,463	3,974	8,263	19,813
Income tax expense (benefit)	1,271	1,485	3,623	7,420

Net income (loss)	$2,192	$2,489	$4,640	$12,393

Earnings (loss) per common share
Basic	$0.70	$0.79	$1.49	$4.23
Diluted	$0.70	$0.74	$1.49	$4.11

Selected Financial Information

For the Year Ended September 30,	2011	2010

Return on average assets	0.41%	1.22%
Return on average equity	5.71%	20.59%
Average shares outstanding for diluted earnings per share	3,114,635	2,933,068

At Period Ended:	September 30, 2011	September 30, 2010

Equity to total assets	6.32%	7.00%
Book value per common share outstanding	$25.61	$23.15
Tangible book value per common share outstanding	$25.19	$22.30
Common shares outstanding	3,146,867	3,111,413
Non-performing assets to total assets	1.24%	0.94%